NALCO COMPANY
MANAGEMENT INCENTIVE PLAN

SUMMARY OF
PLAN PROVISIONS AND ADMINISTRATIVE GUIDELINES

A. Purpose

The purpose of the Management Incentive Plan (the Plan) is twofold: (1) To reward key managers for their performance against a number of key financial and strategic objectives, and (2) to ensure that the key managers of Nalco (the Company) have an opportunity to earn competitive levels of total cash compensation in accordance with the Company’s compensation philosophy of “pay for performance.”

B. Plan Term

The Management Incentive Plan is an annual plan. The term of the Plan year is on a calendar year basis, beginning on January 1 and ending on December 31 of the Plan year.

C. Effective Date and Termination

The Plan was approved for use at Nalco Company by the Chairman’s Committee on January 4, 2001. The Plan will remain in effect until such time as the Chairman’s Committee, subject to the approval of the Compensation Committee, may elect to suspend, amend, or terminate it.

D. Administration of the Plan

The Plan will be administered in accordance with guidelines included in this document. The Chairman’s Committee will resolve any conflicts in interpretation of the Plan or the administrative guidelines, and its determinations shall be final.

All awards are subject to the discretion of the Chairman’s Committee. The Committee has the full authority to: 1) vary, withhold, grant, or reinstate awards; 2) to vary or eliminate performance goals, targets, and metrics; and 3) to determine, calculate, and vary performance assessments.

If an error is made in calculating the amount of an award, the Committee reserves the right to correct the award and to request the repayment of any such award which was paid and/or to offset the amount of any such award from any severance pay which the Company may wish to pay.

Exceptions to administrative guidelines may be granted from time to time by the Chief Executive Officer and the Chairman’s Committee. Other managers have no authority to diverge from the administrative guidelines and may not offer exceptions to the guidelines without the express written consent of the Chief Executive Officer.

E. Eligibility

The Chairman’s Committee will designate a select group of management employees to participate in the Plan for each Plan year. Employees who participate in other Company-sponsored bonus or sales incentive plans will not be eligible to participate in the Plan, with the exceptions of the Profit Sharing Plan, the Long Term Cash Incentive Plan, and the Stock Incentive Plan. The Committee’s designation of a manager as a participant does not require the Committee to designate the manager as a participant in any other Plan year. Employees assigned to job roles that have been designated as participating in the Plan are not automatically qualified to participate in the Plan.

F. Target Awards

The Chairman’s Committee will assign to each participant a target award as a percentage of the base pay earned by the participant during the applicable calendar year. Where applicable, in certain countries, base salary includes 13th, 14th, and 15th month salary and other payments considered by custom as fixed earnings for the purpose of calculating awards. This includes any direct salary paid in U.S. dollars by Nalco, but does not include vacation bonuses, pay in lieu of vacations, assignment allowances, or any other regular, variable or incentive compensation paid by Nalco or a subsidiary company.

The award actually earned may range from 0 to 200% of the target depending on the degree to which specified performance goals are achieved. Total awards under the Plan in any one cycle will be reviewed by the Chairman’s Committee for financial reasonableness, and the Chairman’s Committee has the discretion to vary the Plan, including participation and awards, to bring the total cost within acceptable limits.

G. Performance Measurements and Weights

Individual awards will depend on corporate, business group, and strategic management goal performance. The Chairman’s Committee will assign to each participant an award basis related to the individual’s responsibilities.

H. Performance Ranges and Award Levels

	Threshold	Target	Maximum

Performance (% target)	90%	100%	115%
Award (% target award)	40%	100%	200%

Awards earned between 40% and 200% are based on interpolation of the data.

I. Form and Timing of Payment

Amounts payable under the provisions of the Plan will be paid in cash (subject to applicable withholding requirements) as soon as practical after the end of the applicable calendar year and no later than April 1. Participants must be employed with the company on the date of payment in order to qualify for the payment of an award except for employees who have died, become disabled, or retired in the calendar year of their award. International awards will be communicated to Regional Human Resources as a percentage of the participant’s base salary to be paid in local currency.

J. Changes in Positions and Circumstances

The achieved award of participants whose eligibility for participation and/or target level of participation changed as a result of a transfer, promotion, or demotion will be calculated using the nearest whole number of months in each role or roles.

New employees who are employed by the Company no later than September 30th will be eligible to participate in the plan effective with their start date, subject to the discretion of the Chairman’s Committee. The amount of the award paid will be prorated based on the number of months employed during the year.

If the participant is on an approved leave of absence for a period of one or more months during the performance period, the amount of award is based on the nearest whole number of months actively employed, subject to the discretion of the Chairman’s Committee.

The Chairman’s Committee, in its discretion, shall determine the degree and basis of participation for an employee whose eligibility for participation may change during the year as a result of transfer, promotion, demotion, beginning of employment with the Company or other change in circumstances.

K. Termination of Employment

If a participant is terminated prior to year-end by reason of death, disability, or retirement, the award will be based on the nearest whole number of months actively employed. If a participant is terminated prior to year-end for any reason other than death, disability, or retirement, any award paid will be subject to the sole discretion of the Chairman’s Committee; if a payment is made, it will be prorated based on the nearest whole number of months actively employed. No payment will be made for employees who voluntarily resign or are terminated due to performance or for cause.

L. Participant Rights

The payment of an award to an employee with respect to any one year does not guarantee the employee future employment by Nalco Company or its subsidiaries or affiliates, nor future participation in the Plan. Employee's rights under the Plan are not assignable.

M. Plan Changes

The Plan may be changed, modified, suspended, amended or discontinued at any time without prior notice by the Chairman’s Committee in its sole discretion.

The Plan is not intended to confer contractual rights on participants.